Exhibit 10.16

Shun Tian International Art Town Project

Investment Development Agreement

Party A: People's Government of Shuntian Town, Dongyuan County, Heyuan City

Party B: Dongyuan Mingyuan Countryside Investment Co., Ltd.

In order to promote the construction of rural complex in Dengta Basin, making full use of the advantages of natural environment. After repeated market research and consultation, Party A and Party B have reached an agreement on the investment and development of Shuntian Art Town according to the overall plan of the Dengta Basin Rural Complex. The investment and development agreement is signed on the basis of equality and mutual benefit as follows:

Article I Overview of project land: Shuntian Art Town is located at the north end of the core area of the rural complex in Dengta Basin. The planned land for the project is 2,500mu, and total construction area is 1,053,300m2, including Art Center (Art Museum, Clavichord Museum, Belt and Road Folk Musical Instrument Museum, Concert Hall, Opera House, Art Business Street), Heyuan Art School, International Piano Conservatory, International Piano Conservatory, Teaching and Research Office of International Piano Conservatory, International Artist Village, Piano Music Headquarters Base of Big Country Craftsmen City, art theme park, etc.

For details, please refer to the attached drawing - land marked with red line.

Article II Investment analysis of the project

1. Total project investment: the total investment of the project is estimated to be 3.9532 billion yuan.

2. Sources of capital: 3.9532 billion yuan of self-owned capital of the enterprise.

3. Benefit analysis of the project: the project sets a good city artistic image for the rural complex of the Dengta Basin, enriches the amateur cultural life of the people of Shuntian, and sets an example for the high-end vocational education, international image display and cultural and tourism industry development of Shuntian. The project not only greatly enhances the theme image and urban taste of the rural complex in Dengta Basin and the sub-central city of Heyuan, but also can solve the problems of about 4,000 villagers' home ownership, entrepreneurship and employment of about 5,000 people in the locality. At the same time, it can also create good income for the local finance through the development, administration and taxation.

Article III Project construction content:

No.		Project name	Covering area (mu)	Floor area (m2)	Plot ratio	Total investment (unit: 10,000 yuan)	Construction land (mu)	Land property
1		Big Craftsman City	200	200000	1.5	60000	200	Commerce
2		Concert Hall (large, small)		7000
3		Clavichord Museum		5000
4	Culture and Art Center	Belt and Road Folk Musical Instrument Museum	150	2500	1.0	50000	150	Commerce
5		Art Museum		2500
6		Supporting business street		83000
7		Piano Conservatory	150	60000	0.6	30000	150	Allocation
8		Heyuan Art School
9		Teaching and Research Office of International Piano Conservatory	300	240000	1.2	72000	300	Residence
10		International Artist Village	500	333300	1.0	133320	500	Residence
11		Art hotel	50	20000	0.6	10000	50	Commercial and residential
12		China Piano Music Headquarters Base	100	100000	1.5	40000	100	Commerce
13		Shun Tian Art Park	1050			7000		Tourism
Total			2500	1053300	1.09	395320	1450

Article IV Rights and obligations of Party A

1. Party A shall be responsible for organizing and coordinating various functional departments of Dongyuan County to handle such matters as project site selection, project setup, forest land approval, land requisition and approval, land index application, etc.;

2. Party A shall be responsible for completing the land requisition for Party B at the price of 58,000 yuan/mu, applying for the land index to the higher authorities concerned, and ensuring the normal development of the project of Party B within the time planned by both parties;

3. Party A shall be responsible for signing a contract with the villagers of the project site for resettlement, with the standard of 1:0.7 for the brick and concrete structure and 1:0.4 for the tile structure, and Party B shall be responsible for the construction of the resettlement site;

4. Party A shall, according to the planning and construction of the rural complex in Dengta Basin, coordinate all preferential policies and convenient channels for handling formalities granted to Party B by the relevant county and city authorities;

5. After Party A completes the land requisition formalities, Party B can start the construction;

6. Party A shall complete the application for forest land approval, land requisition and settlement agreement for the villagers of buildings within the scope of the agreement within 30 days, and begin to organize the application for land indexes and land listing;

7. The construction land provided by Party A shall be used legally, with complete procedures, and ensure the integrity and unity of the project;

8. Party A shall be responsible for completing the land clearing form before supplying the land to Party B;

9. Party A shall exempt and waive the fees and administrative fees (except the fees charged by the third party involved) within the rights of the town, county and city for the project developed and constructed by Party B;

10. Party A shall grant tax relief to the agricultural, cultural, tourism, pension and municipal projects developed and constructed by Party B in accordance with relevant regulations;

11. Party A shall enjoy the profit right of 58,000 yuan/mu of land requisition fee;

Article V Rights and obligations of Party B

1. Party B shall be responsible for submitting the application for project setup;

2. Party B shall be responsible for overall planning and design, architecture and landscape design, and implement the construction after obtaining the consent of Party A and approval of the urban and rural planning and construction department of Dongyuan County Government:

3. Party B shall ensure that the construction project is designed and constructed according to high specifications and standards;

4. Party B shall ensure timely payment of the corresponding funds according to the agreed time node:

5. Party B shall enjoy the right to use the land requisitioned by Party A.

Article VI Cooperation agreement

1. Both parties agree to complete the project investigation, planning and design, organize the application for forest land approval, land requisition approval, land index application, land listing and other matters.

2. The land requisition price is 58,000 yuan/mu (excluding factory building, shed, board room requisition), which shall be contracted by Party A. Party A signs the land requisition agreement with the village and Party B advances 20% of the land requisition payment. After all the farmers in the planned area to be requisitioned are measured and confirmed for signature (at the same time, the demolition and resettlement agreement is completed), Party B shall pay Party A 50% of the land requisition payment. After Party A pays all the land requisition payment to the farmers and Party A delivers the land to Party B, Party B shall pay the remaining 30% of the land requisition payment to Party A.

3. In addition to paying Party A for land requisition, Party B shall bear the expenses for forest land approval, application for listing, certificate, demolition and resettlement.

Article VII Liability for breach of contract

1. After this Agreement comes into effect, each party shall perform its obligations and agreements in a comprehensive, appropriate and timely manner in accordance with the provisions of this Agreement and all annexes hereto. Any breach of this Agreement by one party shall constitute a breach of this Agreement;

One party breaching the contract shall compensate the other party for all the losses caused by the breach, and the agreement shall continue to be implemented;

3. Failure or delay of exercising certain right under this Agreement or legally specified shall not constitute a waiver of such right or any other rights. Separate or partial exercising of certain right under this Agreement or legally specified shall not interfere with the further continuous exercising of such right or any other rights.

Article VIII Modification, alteration and cancellation of the agreement

1. Any amendment to this Agreement and its annexes shall come into force only after a written agreement is signed by Party A and Party B;

2. The Intent Agreement may also be terminated in advance if the Agreement is unable to be performed due to force majeure, or if the execution of the Agreement is postponed or the cooperation is terminated through consultation between both parties.

Article IX Dispute resolution

1. The validity, interpretation and performance of this agreement shall be governed by the laws of the People's Republic of China;

2. Any dispute arising from this Agreement between the parties hereto shall be settled through friendly consultation. If no settlement can be reached, the dispute may be submitted to the law arbitration institute for arbitration;

3. During the arbitration under this Article, this Agreement shall remain in full force in all aspects except for the part under arbitration. Apart from the obligations involved in the arbitration, all parties shall continue to fulfill respective obligations and exercise respective rights under this Agreement.

Article X Effectiveness of the Agreement

1. The Agreement shall enter into force after being duly signed by both parties, and shall remain in force from the date of signing to the date of normal operation after the completion of the Project;

2. The Agreement shall become a document with legal force after it is signed by all parties, and both parties shall strictly abide by it, and no party shall terminate it without authorization;

Article XI Miscellaneous

1. Party A shall arrange relevant departments to cooperate with Party B in the project of Shuntian Business Card, which involves integration, promotion and publicity;

2. For matters not covered in the Agreement, both parties may sign a supplementary agreement through consultation, and the supplementary agreement shall have the same legal effect as this Agreement;

3. The Agreement shall be made in quadruplicate, two for each party.

(No text blow)

5

公交站
轻轨站
大国工匠城
艺术酒店
文化艺术中心
钢琴音乐总部基地
钢琴音乐学院
卫生站
国际双语学校
体育中心